SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 5, 1997




                            Capital Properties, Inc.
             (Exact name of registrant as specified in its charter)



        Rhode Island                   0-3960                   05-0386287
(State or other jurisdiction        (Commission File        (I.R.S. Employer
       of incorporation)                 Number)            Identification No.)


One Hospital Trust Plaza, Suite 920, Providence, Rhode Island            02903
    (Address of principal executive offices)                          (Zip Code)



                                 (401) 331-0100
              (Registrant's telephone number, including area code)





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Item 5.  Other Events

     On August 5, 1997, the Company received from the City of Providence the 1997 real property tax bills for taxes assessed as of December 31, 1996 which bills reflected an unexpected 200% increase ($42 million) in the assessed valuation of a majority of the Company's parcels in the Capital Center area from the prior assessed valuation. This results in an annual increase in property tax expense of approximately $1.37 million. This increase was not part of a city-wide valuation.

     As described in Note 9 to the Company's consolidated financial statement included in its 1996 Annual Report to shareholders, the Company has appealed certain of its City of Providence 1995 and 1996 property tax assessments. To date, these appeals are still pending.

     The Company intends to vigorously challenge the increased tax assessments on the grounds that the selective revaluation of the Company's properties is illegal. The Company, upon consultation with counsel, believes that its position with respect to the 1997 assessment will be sustained; however, such proceedings can be protracted and costly, and there can be no assurance that the Company will be successful in having the assessed valuation of the properties reduced.

     The Company intends to accrue and pay property taxes based on the 1995 and 1996 assessed valuation while it challenges the 1997 increase. Failure to obtain a reduction in the 1997 assessed valuation and a corresponding abatement of the property taxes would have a material adverse effect on the Company's results of operations.

     This  Report  contains  forward-looking  statements  within the  meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements represent the Company's expectations or beliefs concerning the 1997 tax assessment and the Company's challenge thereto. The Company cautions that these statements involve risks and uncertainties inherent in any proceeding involving a disputed tax assessment that could cause actual results to differ materially from those set forth in the forward-looking statements.


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                                   SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  Capital Properties, Inc.

                                                  (Registrant)



Date: August 18, 1997                          By: /s/ Barbara J. Dreyer
                                                   ---------------------------
                                                   Barbara J. Dreyer,
                                                   President and Treasurer